April 2008 Pricing Sheet dated April 4, 2008 relating to Preliminary Terms No. 607 dated April 4, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices
PRICING TERMS – APRIL 4, 2008
Issuer:	Morgan Stanley
Issue price:	$1,000
Stated principal amount:	$1,000
Aggregate principal amount:	$4,465,000
Pricing date:	April 4, 2008
Original issue date:	April 11, 2008 (5 business days after the pricing date)
Maturity date:	April 11, 2011
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Bloomberg Ticker Symbol	Weighting	Initial Basket Index Value	Multiplier
	The Russell 2000® Value Index (the “Russell 2000 Value Index”)	RUJ	50%	1,018.06	0.049113019
	S&P 500® Index (the “S&P 500 index”)	SPX	50%	1,370.40	0.036485698
Payment at maturity:	The payment at maturity per $1,000 stated principal amount of notes will equal: $1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	90%
Basket performance:	(final average basket value - initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the basket setting date.
Final average basket value:	The arithmetic average of the basket closing values on each of the determination dates as determined on the final determination date.
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index. See “Basket – Multiplier” above.
Basket setting date:	For each basket index, the pricing date.
Determination dates:	October 4, 2008, April 4, 2009, October 4, 2009, April 4, 2010, October 4, 2010 and April 4, 2011, in each case subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	6174465Q8
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$0.50	$999.50
Total	$4,465,000	$2,232.50	$4,462,767.50

(1)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company, and Frank Russell Company makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 607 dated April 4, 2008
Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-800-584-6837.